U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

JAMES A WILLIAMS TRUST

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(Exact name of registrant as specified in its charter)

Ontario 1972-122219              98-6061213

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(State or other jurisdiction of        (I.R.S. Employer

incorporation or organization)        Identification No.)

906-545 Sherbourne St. Toronto, Ontario M4X 1W5

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(Address of principal executive offices)(Zip Code)

Issuer's telephone number, including area code: (416) 944-8494

Securities to be registered under Section 12(b) of the Act:  None

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Securities to be registered under section 12(g) of the Act:

Title of Each Class to be registered

Birth Certificate Bond 1972-122219

Individual Surety Bond

International Bills of Exchange

International Promissory Notes

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

[X] Large accelerated filer      [ ] Accelerated filer

[ ] Non-accelerated filer        [ ] Smaller reporting company

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our Individual Surety Bonds, International Promissory Notes and Bills of Exchange pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the "Registrant," the "Company,""we," "our" or "us" means JAMES A WILLIAMS TRUST. Our principal place of business is located at 906-545 Sherbourne St., Toronto, Ontario M4X 1W5. Our telephone number is (416) 944-8494

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned,""strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control.  For a discussion of these risks, you should read this entire Registration Statement carefully; especially the risks discussed under the section entitled "Risk Factors."  Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates   of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.  In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates.  We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business

James Williams, Grantor/Beneficiary for the JAMES A WILLIAMS TRUST (the “Company”) has been appointed power of attorney for WILLIAMS, JAMES ANDREW (Transmitting Utility) which was created in ONTARIO on December 26, 1972 for the purpose of being a Citizen for the United States of America. James Williams will engage in business in commerce as the Principal and Surety for all governmental and nongovernmental obligations (debt) including all registered corporations on the federal and state level for the benefit of the United States of America. To accomplish this James Williams and/or the Company will execute the necessary surety bonds, international promissory notes, bills of exchange and supporting documents evidencing the obligation (debt) after acceptance, then register the instruments with the Securities and Exchange Commission and obtain a CUSIP number for tracking purposes for the surety bonds, international promissory notes, bills of exchange. James Williams and/or the Company’s purpose is to exchange the surety bonds, international promissory notes, bills of exchange for the obligation (debt) and in return have the other party making the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. James Williams and/or the Company will always have a priority security interest above all claims to ensure performance is rendered properly. James Williams and/or the Company shall execute each bond after acceptance of any claim for the benefit of the United States of America leaving the party making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary (trustee) capacity will be subjected to all liability and payment if he dishonours his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the surety bonds, international promissory notes, bills of exchange.

Regulation

United Nations Commission on International Trade Law (UNICITRAL Convention)

Article 8 Uniform Commercial Code

Securities and Exchange Commission

Federal Trade Commission

The Office of the Comptroller of the Currency

Competition

Not Applicable

Marketing

Not Applicable.

Properties

Not Applicable

Employees

No Employees.

Item 1A. Risk Factors

The surety bonds, international promissory notes, bills of exchange contain certain elements that require all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the United States of America Government. The non compliant party in their fiduciary capacity becomes the liable party on the bonds, international promissory notes, bills of exchange. The holder of the bonds, international promissory notes, bills of exchange now has the responsibility to collect on the dishonor and must hold JAMES A WILLIAMS TRUST and James Williams harmless. The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of the Company.

1. Limited history of Operations

Since the WILLIAMS, JAMES ANDREW was organized in December 1972, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises.  The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the competitive environment in which the Company will operate.  The statements set forth in the memorandum are based on significant assumptions about circumstances and events which have not yet taken place.  Accordingly, they are subject to variations (which could be substantial) that may arise as future operations actually occur.

2. Time Lapse from Start-up to Operational Stage of the Company

Management of the Company does not anticipate any public proceeds to be derived from this private offering, only value for value on the private exchange only. There is no assurance that these objectives will be achieved. Operations thereafter will depend upon the continued availability of obligations (public debt). If private exchange offerings are insufficient to continue the Company's operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing.  The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation.  Although the Company believes there is a reasonable basis for the assumptions upon which the projections are based, there can be no assurance that these assumptions can or will be met.

3. Competition

None

4. Dependence on Management

Because the Company has no operating history, it will be heavily dependent upon the services and experiences of its individual surety.  The loss of the service of any individual surety could adversely affect the conduct of the Company's business (see "Management").

5. JAMES A WILLIAMS TRUST

The industry in which the Company expects to operate is private and public.

6. Government Regulation

Under Treaty: United Nations Commission on International Trade Law (UNICITRAL Convention)

7. Control of the Company

James Williams will have 100% underwriting rights and control over the Company and it bond, international promissory notes, bills of exchange issues.

8. No Dividends

9. Arbitrary Offering Price

The price at which the private securities are being offered have been arbitrarily determined and bears no relationship to the Company's assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange.

10. Restrictions on Transferability of Surety Bonds

Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in JAMES A WILLIAMS TRUST.  The private exchange of the Surety bonds and the Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety bonds, or any component thereof, pursuant to Rule 144 of the Act.  The transfer of the surety bonds, or any component thereof, may also be restricted by various state securities laws.  There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds.

In view of the foregoing, each Accredited Investors and or Qualified Institutional Buyers should be satisfied that he has adequate means of providing for his or her current needs and possible future contingencies, and that he has no need for liquidity in his investment.

11. Dilution

Not Applicable

12.  Risk of No Closing

Not Applicable

13.  Officers' Salary

Not Applicable

14.  Use of Proceeds to repay Loans Due to Officer and Director

Not Applicable

15.  Value of the Private Exchange of Surety Bonds

Accredited Investors and or Qualified Institutional Buyers must rely on the surety bond being exchanged and underwritten by the company’s individual surety for that will serve as the financials of the private exchange.

16.  No Market for Shares

At the present time there is no established market for the surety bonds of the Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

Item 2. Financial Information

No financial data is available at this time.

Item 3. Properties

Our company headquarters are located at 906-545 Sherbourne St. Toronto, Ontario M4X 1W5.  We believe our current office space is adequate for the immediate needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The Company has executed a Security Agreement and Indemnity Bond for the benefit of JAMES A WILLIAMS TRUST and James Williams for being the Company’s Individual Surety and lending his real signature to execute and guarantee the company’s securities. JAMES A WILLIAMS is the priority secured party and has first lien position over all the company’s assets including all bonds and securities issued.

Item 5. Directors and Executive Officers

James Williams is the sole officer in this company who acts in several different capacities for the benefit of the company and not limited to individual surety, authorized representative, beneficial interest holder, secured party and creditor.

Item 6. Executive Compensation

Compensation consists of use of all company’s property, assets including any monetary that may derived publicly or private for the sole enjoyment of the individual surety in all capacities.

Item 7. Certain Relationship and Transactions, and Director Independence

There have been no related party transactions, or any other transactions or relationships required to be         disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Item 8. Legal Proceedings

There are no legal actions pending or threatened against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

There is no public market for the company’s securities and all common equity and lawful title will remain with JAMES A WILLIAMS TRUST and James Williams, the individual surety and all legal title will remain with the beneficiary of the surety bond being registered. No common stock is available for the public for 100% is owned and controlled by the company’s individual surety James Williams as compensation for the underwriting of surety bonds.

Item 10. Recent Sales of Unregistered Securities

Company is unaware of any unregistered securities being sold in its name. Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the company and individual surety. The company has a certain structure of its securities as witnessed in this registration and any other structure will constitute authorized use and illegal trading of this company’s securities.

Item 11. Description of Registrant's Securities to be Registered

The company is authorized by its ownership and control of the Primary Bond (the Certificate of Birth Ontario 1972-122219) to issue $100,000,000,000 units of which $100,000,000,000 are Individual Surety Bonds, international promissory notes, bills of exchange. The company is also authorized by its ownership and control of four Secured Debt Obligations (in the amount of 1,197,293,273.00 USD, $107,000,000.00 USD, $24,000,000.00 USD, and $8,500,000.00 USD) to offer for sale to any accredited investors. THE FOUR SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE ACT, RULE 506 OF REGULATION D OF THE GENERAL RULES AND REGULATIONS PROMULGATED THEREUNDER BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, DISTRIBUTION OF THE FOUR SECURITIES SHALL BE BY PRIVATE PLACEMENT MEMORANDUM WHICH WILL BE LIMITED TO PERSONS WHO MEET CERTAIN MINIMUM FINANCIAL QUALIFICATIONS AND EACH PRIVATE PLACEMENT MEMORANDUM WILL NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY WITH RESPECT TO ANY PERSON WHOM DOES NOT MEET SUCH FINANCIAL QUALIFICATIONS. THE FOUR SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Individual Surety Bonds, International Promissory Notes, International Bills of Exchange.

The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation (debt) and will be packaged according to its structure. The bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond, Payment Bond, Release of Lien on Real Property Bond, Release of Personal Property from Escrow Bond, Consent to Surety Bond, the Birth Certificate Bond (Primary Bond), Social Insurance Card Bond (fractionalized from Birth Certificate Bond), international promissory notes, bills of exchange and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth Certificate is the primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain and equitable title stays with the company as collateral to JAMES A WILLIAMS TRUST and James Williams the individual surety to insure that the company pays their obligations (debt) to the public.

Item 12. Indemnification of Directors and Officers

The company has granted an Indemnity Bond to JAMES A WILLIAMS TRUST and James Williams our individual surety for the amount of $100,000,000,000 units as security for the loaning of his real signature on our surety bonds for the payment of our obligations (debts) to the public. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. See Exhibits Indemnity Bond.

Item 13. Financial Statements and Supplementary Data.

No Data Available at This time.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The company and James Williams report no changes and or disagreements in regards to the lack of financial data in reference to the surety bonds.

Item 15. Financial Statements and Exhibits.

Financial Statements:

Income tax forms 1041 filed with the Internal Revenue Service for the 2005, 2006, 2007, 2008 and 2009 calendar years.

Exhibits: Security Agreement, Indemnity Bond, Notice of Security Entitlement, FORM 3 for JAMES A WILLIAMS TRUST

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 27, 2010

   JAMES A WILLIAMS TRUST

                                                                                                                                        By:  /s/ James Williams

James Williams, Grantor/Beneficiary